Exhibit 10.01

January 9, 2009

Dear Mark:

On behalf of VeriSign, Inc. (“VeriSign” or “the Company”) I am pleased to offer you a regular full-time position of President and Chief Operating Officer reporting to the Company’s Chief Executive Officer. The details of the offer are as follows:

1. Start Date: January 14, 2009

2. Annual Base Salary: $500,000 (Paid in Bi-Weekly installments)

3. Equity Grants

a. Stock Options: VeriSign will recommend to the Board of Directors that you be granted stock options to purchase 152,000 shares of Common Stock of VeriSign, Inc., such grant to be subject to terms and conditions of the VeriSign, Inc. 2006 Equity Incentive Plan and corresponding Stock Option Agreement in accordance with the Company’s Stock Option Guidelines for newly hired employees. The exercise price of the options will be the closing price of the Company’s Common Stock as listed on the Nasdaq Global Market on the date of your commencement of employment as President and Chief Operating Officer of the Company (the “Grant Date”), provided that in the event the Nasdaq Global Market is not open for trading on the date of your commencement of employment as President and Chief Operating Officer of the Company the Grant Date shall be the first date the Nasdaq Global Market is open for trading after such employment commences You will be eligible to exercise up to twenty-five percent (25%) of your total shares one year from the Grant Date, provided that you are employed by VeriSign or one of its direct or indirect subsidiaries at that time. Each subsequent quarter (3 months) an additional 6.25% of your total shares will become eligible to exercise provided that you are employed by VeriSign or one of its direct or indirect subsidiaries at that time.

b. Restricted Stock Units: VeriSign will recommend to the Board of Directors that you be granted 61,000 restricted stock units of VeriSign, Inc., such grant to be subject to the terms and conditions of the VeriSign, Inc. 2006 Equity Incentive Plan and the corresponding Restricted Stock Unit Agreement. This Restricted Stock Unit award will be made on the Grant Date (as defined above) and will fully vest over a period of four years from the Grant Date with 25% vesting on each annual anniversary of the Grant Date provided that you are employed by VeriSign or one of its direct or indirect subsidiaries at that time.

We recommend that you consult with your tax advisor regarding tax treatment of stock options and restricted stock units.

4. Annual Bonus: You are eligible to participate in the 2009 VeriSign Performance Plan bonus program (the “2009 Bonus Plan”). Your targeted bonus percentage for the 2009 Bonus Plan is 75% of your annual base salary. Eligibility for payment under this plan will be governed by the terms and conditions of the 2009 VeriSign Performance Plan policy, which is subject to change.

5. Benefits: Your medical and insurance benefits will be commensurate with those of other employees. New employees receive 18 days of paid time off per year. VeriSign also observes 11 paid holidays per year. Please note: Your benefits information for 2009 will be mailed to your home shortly after your date of hire.

6. Change-In-Control Agreement: You are eligible to enter into the Change-In-Control Agreement for VeriSign Section 16 Executive Officers as approved in August 2007. The Term Sheet for the Change-in-Control Agreement is attached hereto as Exhibit A. The Change-in-Control Agreement will be in the form approved by the Compensation Committee in August 2007 for Section 16 Officers.

7. Severance: In exchange for signing the Company’s general release agreement, you shall be eligible for severance as described in the document attached to this offer letter as Exhibit B, which is entitled “Term Sheet for Section 16 Officer Severance,” if: (i) the Company terminates your employment without Cause (as defined in Exhibit A) at any time on or before July 1, 2010; or (ii) you resign for Good Reason (as defined in Exhibit A) at any time on or before July 1, 2010; or (iii) you resign as President and Chief Operating Officer and leave the Company for any reason on July 1, 2010. In any and all cases, this severance benefit will expire at 11:59 P.M. on July 1, 2010.

8. Confidentiality & Background Check: This offer is contingent upon your signing the Company’s Confidentiality Agreement and upon successful clearance of your background check. To the extent permitted by applicable law, such background check may include, among other things, an investigation of your educational background, previous employment, previous addresses, department of motor vehicle records, a criminal records check, a credit check, a Social Security check, drug testing, finger printing, and an investigation to determine whether you have been “statutorily disqualified”, as such term is defined in Section 3(a)(39) of the Securities Exchange Act of 1934 (as amended). It is also contingent upon providing evidence of your legal right to work in the United States as required by the U.S. Citizenship and Immigration Services.

9. At-Will Employment: This offer is for employment on an at-will basis, which means that the employment relationship can be terminated at any time by either party, with or without cause. The at-will nature of your employment can only be changed by a written amendment to this offer letter, approved by the VeriSign Board of Directors, which expressly states that your employment is no longer at-will. Notwithstanding the at-will nature of your employment, severance will be provided in accordance with Section 7.

10. Integrated Agreement: This offer letter and its accompanying Exhibits A and B, once accepted by you and VeriSign, will constitute the entire agreement between you and VeriSign concerning their subject matter and will supersede any prior or contemporaneous agreements, promises, representations, or understandings. The agreement may not be modified in any material respect absent a writing signed by you and an authorized representative of the VeriSign Board of Directors.

To accept this offer, please sign below and return the original offer letter plus the additional enclosed documents in the return envelope and keep a copy of the offer letter for your records. This offer will expire one week after it is provided to you. Please contact Kathryn Cross, Vice President, Compensation and Benefits Design, at (650) 426-4816 if you have any questions.

Sincerely,

VERISIGN, INC.		ACCEPTED:

By:	/s/ Kathryn K. Cross	/s/ Mark D. McLaughlin
	Kathryn K. Cross	(Signature)
Vice President, Compensation & Benefits Design
		Date:	January 12, 2009

EXHIBIT A

Term Sheet for Change-in-Control Agreements for Section 16 Officers

1.	Covered Individuals. This Change-in-Control Agreement (the “Agreement”) will apply to the Chief Executive Officer and all Section 16 Officers (referred to herein as “participants”) of VeriSign, Inc. (“VeriSign” or the “Company”).

2.	Change-in-Control Defined. A Change-in-Control (“CIC”) means:

•	An acquisition of at least 30% of the common stock or voting power of VeriSign, Inc. by any person, entity or group;

•

During any 24 month period, incumbent directors at the beginning of the 24 month period (and directors elected or nominated by 2/3 vote of incumbent directors) cease to comprise a majority of the Board by the end of such 24 month period;

•

Consummation of a merger, reorganization, consolidation or similar transaction, or sale of all or substantially all of VeriSign’s assets, unless VeriSign’s voting stock represents more than 50% of the voting power of the surviving entity; or

•	A shareholder approval of a plan of liquidation of the Company

•	A CIC does not include any acquisition by employee benefit plans of the Company or its subsidiaries and it does not include sales made directly by the Company to any person or entity

3.	Term of Agreement.

•	2 year initial term

•

Automatic 1 year extensions of term beginning at the end of the initial term, unless terminated by the VeriSign Board of Directors (the “Board”) at least 90 days before the expiration of the then current term.

4.	Protection Period.

•	2 years following a CIC, and

•

Up to 6 months before a CIC if the participant’s employment is terminated at the request of a third party in contemplation of a CIC and the CIC is effective within 6 months of the participant’s employment termination date.

5.	Double Trigger.

•

The following two events (the “Double Trigger Events”) must occur to trigger eligibility for payment of benefits under the Agreement: (i) a CIC must occur; and (ii) within twenty-four months of the CIC the participant’s employment with VeriSign must be either terminated by VeriSign without Cause or the participant must voluntarily terminate his/her employment with VeriSign for Good Reason.

•

“Good Reason” means any one of the following: (i) a change in the participant’s authority, duties or responsibilities that is inconsistent in any material and adverse respect from the participant’s authority, duties and responsibilities immediately preceding the Change-in-Control; (ii) a reduction in base salary compared to participant’s base salary immediately preceding the Change-in-Control, except for an across-the-board reduction of not more than 10% of base salary applicable to all senior executives; (iii) a reduction in bonus opportunity of 5% or more, except for an across-the-board reduction applicable to all senior executives; (iv) a failure to provide long-term incentive opportunities that in the aggregate are at least comparable to the long-term incentives provided to other senior executives; (v) a reduction of at least 5% in aggregate benefits under employee benefit plans; or (vi) a relocation required by VeriSign of more than 40 miles from the recipient’s principal place of employment and which increases the participant’s commute by more than 10 miles; or (vi) the failure of the successor company to assume the CIC Agreement.

•

“Cause” means any one of the following: (i) willful and continued failure to substantially perform duties after written notice; (ii) conviction of (or plea of guilty or no contest to) a felony involving moral turpitude; (iii) willful misconduct or gross negligence resulting in material harm to VeriSign; or (iv) willful violation of VeriSign company policies resulting in material harm to VeriSign.

•

Exception to Double Trigger: If the consideration to be received by stockholders of the Company in connection with a Change-in-Control consists of substantially all cash, then 100% of all unvested and outstanding Equity Awards granted to participant prior to the Change-in-Control shall have their vesting and exercisability accelerated in full immediately prior to the Change-in-Control regardless of whether there is a Termination Upon Change-in-Control.

6.	Severance Benefits. The following severance benefits shall be provided to the participant, subject to the participant’s signing VeriSign’s General Release Agreement waiving all claims against VeriSign upon the termination of the participant’s employment with VeriSign:

6.1 Cash Severance.

•	Pro rata target bonus for year of termination of employment

•

Lump sum payment equal to applicable multiple of sum of salary plus Bonus. Applicable multiple is 2X for CEO and 1X for all other participants. “X” refers to the salary plus Bonus. The “Bonus” is equal to the average of bonuses earned for the 3 prior fiscal years (or, if fewer, number of full fiscal years the participant was employed by VeriSign before the CIC, or the target bonus in the fiscal year of the termination if the participant was not eligible to receive a bonus from the Company during any of the prior 3 fiscal years).

•

Payment of the amounts listed above in this Section 6.1 shall be made within 60 days of the date on which the Double Trigger Events have both occurred, except that such payments are subject to a 6 month delay if required by Internal Revenue Code Section 409A deferred compensation rules.

6.2 Other Severance Benefits

•

Continuation of health benefits for the participant and eligible dependents for the number of years equal to the severance multiple (e.g., for two years for the CEO and for one year for all other participants), provided that such coverage of health benefits will cease if the participant becomes eligible for comparable benefits from a new employer. The period of time of continued health benefits is subject to being shortened if required by 409A rules.

7.	Acceleration of Vesting Upon Double Trigger. In the event both of the Double Trigger Events occur, the participant shall receive acceleration of vesting of 100% of all unvested stock options and restricted stock units, effective immediately upon the occurrence of the second triggering event; provided, however, in circumstances where the consideration to be received by stockholders of the Company in connection with a Change-in-Control consists of substantially all cash, then the participant shall receive acceleration of vesting of 100% of all unvested stock options and restricted stock units in full effective immediately prior to the occurrence of the first triggering event (i.e., the Change-in-Control).

8.	Confidentiality. The participant will be perpetually obligated to maintain the confidentiality of all VeriSign confidential information.

9.	Noncompete. The participant will not compete with VeriSign for at least 12 months from his/her employment termination date.

10.	Nonsolicitation. The employee will not solicit any VeriSign employees for at least 12 months from his/her employment termination date.

11.	Arbitration. All disputes arising under the Agreement shall be settled by binding arbitration in California pursuant to the commercial arbitration rules of the American Arbitration Association.

12.	Legal Fees. VeriSign shall reimburse the participant for all reasonable legal fees and expenses that he/she incurs in connection with pursuing or defending itself in connection with any dispute that may arise under the Agreement unless the participant does not substantially prevail in such dispute.

13.	Amending The Agreement. The Board may amend the Agreement at any time, provided that any amendment adverse to a participant is not effective if a CIC occurs within one year after such amendment.

14.	Termination of Agreement.

•

To terminate the Agreement at the end of the then current term the Board must terminate the Agreement before the last 90 days of the then current term, otherwise the Agreement will not be terminated until the end of the subsequent term.

•	A termination of the Agreement will not be effective if the CIC occurs within one year of such termination.

15.	Federal Excise Tax Under Section 280G And Parachute Payments. If the amounts payable to the participant under the CIC Agreement qualifies as a parachute payment under Section 4999 of the Internal Revenue Code of 1986, as amended, and if the participant would consequently be subject to U.S. federal excise tax, then the executive’s termination benefits under the CIC Agreement will be payable, at the participant’s election, either in full or in such less amounts as would result in the participant’s receipt on an after-tax basis of the greatest amount of termination and other benefits after taking into account the applicable federal, state, and local income taxes and the excise tax imposed by Section 4999.

EXHIBIT B

Term Sheet for Section 16 Officer Severance

In exchange for the Section 16 Officer’s signing VeriSign’s general release agreement and provided that: (i) termination is not for Cause (as defined in Exhibit A) and occurs at any time on or before July 1, 2010; or (ii) employee resigns for Good Reason (as defined in Exhibit A) on or before July 1, 2010; or (iii) employee resigns as President and Chief Operating Officer and leaves the Company for any reason on July 1, 2010; then VeriSign, Inc. will offer the Section 16 Officer a severance package which will contain the following material terms:

1. Notice Period: Not more than 30 days prior to Termination Date

2. Severance Payment: $500,000 (12 months Annual Base Salary) to be paid in 2 installments: 2/3 to be paid within 30 days after the effective date of the separation agreement and 1/3 to be paid on the date of the last regularly-scheduled payroll date for the active senior executives of VeriSign that occurs on or before March 15 of the year following the Termination Date, subject to the Section 16 Officer having remained in compliance with the terms of the separation agreement; provided, however, that a 6 month delay in payment may be imposed if required to comply with IRC 409A deferred compensation rules.

3. Annual Bonus: An Annual Bonus for 2009 in the amount of $375,000, which is the Annual Bonus in full at the Target of 75%. If separation occurs in 2010, then the Annual Bonus for 2010 will also be paid pro rated as of the Termination Date and at Target. The Annual Bonus payment to be paid within 30 days of the effective date of the separation agreement.

4. COBRA: 12 months of COBRA premiums based on the Section 16 Officer’s current coverage levels paid in a lump-sum within 30 days of the effective date of the separation agreement.

5. Life Insurance: 12 months of life insurance premiums based on the Section 16 Officer’s current coverage levels paid in a lump-sum within 30 days of the effective date of the separation agreement.

6. Outplacement: 6 months access to executive outplacement will be provided to the Section 16 Officer at the Company’s expense.

7. Option Acceleration: 25% acceleration of in-the-money unvested options as of the Section 16 Officer’s Termination Date. Of the unvested options, the 25% that will be subject to accelerated vesting will be those with the lowest exercise price. Except as may be modified by the separation agreement with the general release agreement and the amendment to options and RSUs attached thereto, the terms and conditions of the plans and agreements under which the Section 16 Officer’s stock options and RSUs, if any, were granted shall continue to control, including, for example, the limitations on the period within which the stock options may be exercised following the Section 16 Officer’s termination date.

8. RSU Acceleration: 25% acceleration of unvested restricted stock units.

9. Ongoing Confidentiality: The Section 16 Officer will be obligated to maintain the confidentiality of all VeriSign confidential information.

10. Nonsolicitation: The Section 16 Officer will not solicit any VeriSign employees for at least 12 months from the Termination Date.

11. Noncompete: To the extent permitted by applicable law, the Section 16 Officer will not compete with VeriSign for at least 12 months from the Termination Date.

12. Nondisparagement: The Section 16 Officer will not disparage VeriSign, its products, services, employees, officers or directors.

13. Press Release: VeriSign may in its sole discretion issue a press release that will communicate the Section 16 Officer’s departure from the company. The Section 16 Officer will not make any public statements about VeriSign, any of its subsidiaries or their respective officers, directors or employees, without the advance written approval of VeriSign’s Chief Executive Officer.

14. Cooperation: If requested, the Section 16 Officer will reasonably cooperate with VeriSign on legal matters as may be necessary for VeriSign to defend itself in litigation, legal investigations or other legal matters. VeriSign will reimburse the Section 16 Officer for reasonable expenses he or she incurs in connection with any such legal cooperation.

15. Indemnification Agreement. The Indemnification Agreement between the Company and the Section 16 Officer (the “Indemnity Agreement”) will not be superseded or modified by the separation agreement implementing this severance plan. The Indemnity Agreement will remain in full force and effect in accordance with its specific terms and conditions.